Exhibit 8.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

November 26, 2024

Board of Directors

FTAC Emerald Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Re: Agreement and Plan of Merger dated July 24, 2024 Federal Income Tax Opinion

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which EMLD Merger Sub, Inc., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of FTAC Emerald Acquisition Corp., a Delaware corporation (“Parent”), will be merged with and into Fold, Inc., a Delaware corporation (the “Company”) with the Company as the survivor, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2024, by and among the Company, Parent, and Merger Sub (the “Merger Agreement”). The Merger is further described in the registration statement on Form S-4 prepared by Parent with respect to the Merger (the “Registration Statement”). This opinion is being provided to be filed with the Registration Statement.

The Merger is structured, and will be completed, as a statutory merger for the consideration payable to the Company shareholders as described in the Merger Agreement, all pursuant to the applicable laws of the State of Delaware.

We have acted as counsel to Parent in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

(1) the Registration Statement;

(2) the Merger Agreement;

(3) the representations made to us by the Company and Parent in a representation letter provided to us; and

(4) such other instruments and documents related to the Merger as we have deemed necessary or appropriate.

Allentown ● Bergen County ● Bala Cynwyd ● Fort Lauderdale ● Harrisburg ● Lancaster ● New York

Philadelphia ● Princeton ● Reading ● Rochester ● Scranton ● Valley Forge ● Wilkes-Barre ● Wilmington

A PROFESSIONAL CORPORATION

November 26, 2024

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant; and

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Delaware and such other laws as may be applicable to the Merger.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”).

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered to the Board of Directors of Parent solely for the purpose of being included as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

STEVENS & LEE, P. C.
/s/ Stevens & Lee, P.C.